   As filed with the Securities and Exchange Commission on July 18, 2000
                                                 Registration No. 333-41308

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3

                         AMENDMENT NO. 1 TO FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                         SBA COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)

             Florida                                        65-0716501
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                              One Town Center Road
                                   Third Floor
                            Boca Raton, Florida 33486
                                 (561) 995-7670
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                                --------------
                               Jeffrey A. Stoops
                                   President
                        SBA Communications Corporation
                             One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                           Robert C. Boehm, Esquire
                      Akerman, Senterfitt & Eidson, P.A.
                         One S.E. 3rd Ave, 28th Floor
                             Miami, Florida 33131
                             Phone: (305) 374-5600
                              Fax: (305) 374-5095

                                --------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                --------------
                        Calculation of Registration Fee

                                                                                       Proposed Maximum          Amount of
        Title of Each Class               Amount to be        Proposed Maximum      Aggregate Offering Price    Registration
  of Securities to be Registered           Registered      Offering Price per Unit           (1)(2)                Fee (3)
  ------------------------------           ----------      -----------------------    ---------------------        -------
Debt Securities(4)..............
Preferred Stock, par value $0.01
per share(5)....................
Class A Common Stock, par value
$0.01 per share(6)..............
Depositary Shares(7)............
Warrants(8).....................
--------
Total...........................         $500,000,000(1)             (2)                    $500,000,000            $132,000(9)
(Footnotes appear on following page)

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) In no event will the aggregate maximum initial offering price of all securities issued and sold by the Registrant pursuant to this Registration Statement exceed $500,000,000, or the equivalent thereof in foreign currencies or currency units. Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(4) Subject to footnote 1, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, by the Company. Such amount shall be increased, if any debt securities are issued at an original issue discount, by an amount such that the net proceeds to be received by the Company shall be equal to the above amount to be registered. Also, in addition to any debt securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities, preferred stock or depositary shares of the Company, for which no consideration will be received by the Company, or upon exercise of warrants registered hereby.

(5) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by the Company. There also is being registered hereunder an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants registered hereby. In addition, there is being registered hereunder such indeterminate number of shares of preferred stock, for which no consideration will be received by the Company, as may be issued upon conversion or exchange of debt securities of the Company.

(6) Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of Class A common stock as may be sold, from time to time, by the Company. There also is being registered hereunder an indeterminate number of shares of Class A common stock as may be issuable upon conversion of the debt securities or the preferred stock or upon exercise of warrants registered hereby. The aggregate amount of Class A common stock registered hereunder is limited, solely for purposes of any market offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.

(7) Such indeterminate number of depositary shares to be evidenced by depositary receipts, representing a fractional interest of a share of preferred stock.

(8) Subject to footnote 1, there is being registered hereunder an indeterminate number of warrants representing rights to purchase debt securities, shares of Class A common stock or preferred stock or depositary shares of the Company registered hereby.

(9)  This amount was previously remitted to the Commission.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate of the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned company (the "Company").


Commission Registration Fee.........................................   $132,000
Trustee's Fees and Expenses ........................................         --
Rating Agencies' Fees ..............................................    100,000
Transfer Agent and Registrar Fees and Expenses......................         --
Legal Fees and Expenses.............................................    200,000
Accounting Fees and Expenses........................................    200,000
Printing, Engraving and Mailing Expenses............................    100,000
Miscellaneous.......................................................    200,000
Total...............................................................   $932,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his duties as a director and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which an unlawful distribution is made, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

     Under the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with the proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his conduct was unlawful.

     However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The articles of incorporation of the Company provide that the Company shall, to the fullest extent permitted by applicable law and its by-laws, as amended from time to time, indemnify all officers and directors of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS


Exhibit     Description
Number

4.2       Form of Senior Indenture.
4.3       Form of Subordinated Indenture.
4.4       Form of Senior Debt Security.*
4.5       Form of Convertible Debt Security.*
4.6       Form of Preferred Stock Certificate of Designation.*
4.7       Form of Warrant.*
4.8       Form of Warrant Agreement.*
4.9       Form of Deposit Agreement.*
5.1       Opinion of Akerman, Senterfitt & Eidson, P.A.*

12.1      Computation of Ratio of Earnings to Fixed Charges.
23.1      Consent of Arthur Andersen LLP.
23.2      Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
          5.1).*
24.1 Power of Attorney of certain directors and officers of SBA (set forth on the signature page of this registration statement).**
25.1 Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.*
25.1 Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.*

   * To be filed with a Current Report on Form 8-K or a Post-Effective Amendment to the registration statement.

  **      Previously Filed.

ITEM 17. UNDERTAKINGS

(a)    The registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

              Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida on July 17, 2000.

                                SBA COMMUNICATIONS CORPORATION


                                By: /s/ Steven E. Bernstein
                                    ------------------------------------------
                                   Name:  Steven E. Bernstein
                                   Title: Chairman and Chief Executive Officer


                                Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and John Marino, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments or supplements to the Registration Statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
                                 --------------

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                          Title                                                      Date
                                   ------                                                     ----
/s/ Steven E. Bernstein            Chairman, Chief Executive Officer and Director             July 17 2000
-----------------------
Steven E. Bernstein


/s/ Jeffrey A. Stoops              President and Director                                     July 17, 2000
-----------------------
Jeffrey A. Stoops


/s/ John Marino                    Chief Financial Officer                                    July 17, 2000
-----------------------
John Marino


/s/ Pamela J. Kline                Chief Accounting Officer                                   July 17, 2000
-----------------------
Pamela J. Kline


/s/ Donald B. Hebb, Jr.            Director                                                   July 17, 2000
-----------------------
Donald B. Hebb, Jr.


/s/ C. Kevin Landry                Director                                                   July 17, 2000
-----------------------
C. Kevin Landry

/s/ Richard W. Miller              Director                                                   July 17, 2000
-----------------------
Richard W. Miller

/s/ Robert S. Picow                Director                                                   July 17, 2000
-----------------------
Robert S. Picow

                                 EXHIBIT INDEX


Exhibit    Description
Number

 4.2       Form of Senior Indenture.

 4.3       Form of Subordinated Indenture.

12.1       Computation of Ratio of Earnings to Fixed Charges.

23.1       Consent of Arthur Andersen LLP.